Exhibit 99.1
Hercules Offshore Announces Exchange of $45.8 million of Convertible Senior Notes for Common Stock and the Sale of Two Jackups
HOUSTON, June 18, 2009 — Hercules Offshore, Inc. (Nasdaq: HERO) announced today that it entered into separate exchange agreements whereby it will acquire and retire $45.8 million aggregate principal amount of its 3.375% Convertible Senior Notes due 2038 in exchange for the issuance of 7,755,440 shares of its common stock and the payment of accrued interest. Approximately $95.9 million of the Convertible Senior Notes will remain outstanding after the closing of the exchange, which is expected to occur on June 23, 2009.
The Company also announced that it has entered into an agreement to sell its Hercules 100 and Hercules 110 jackup drilling rigs for a total purchase price of $12.0 million. The Hercules 100 is classified as “retired” and is currently stacked in Sabine Pass, Texas, and the Hercules 110 is cold-stacked in Trinidad. The closing of the sale of the Hercules 100 and Hercules 110 is expected to occur on or before August 15, 2009 and is subject to customary closing conditions.
Headquartered in Houston, Hercules Offshore, Inc. operates a fleet of 31 jackup rigs, 17 barge rigs, 65 liftboats, three submersible rigs, one platform rig and a fleet of marine support vessels, and has operations in ten different countries on four continents. The Company offers a range of services to oil and gas producers to meet their needs during drilling, well service, platform inspection, maintenance, and decommissioning operations in shallow waters.
SOURCE: Hercules Offshore, Inc.
CONTACT:
Stephen M. Butz
Vice President Finance and Treasurer
713-350-8315